Exhibit 99.1

Timberland Bancorp, Inc.


Contact:  Michael R. Sand,
          President & CEO
          Dean J. Brydon, CFO
          (360) 533-4747
          www.timberlandbank.com

        Timberland Bancorp Reports Fiscal Third Quarter 2011 Results

HOQUIAM, WA July 26, 2011- Timberland Bancorp, Inc. (NASDAQ: TSBK) ("Timberland" or "the Company") today reported a net loss of $(1.28 million) for its fiscal third quarter ended June 30, 2011 and net income of $1.16 million for the fiscal year to date. The quarter's net loss to common shareholders after adjusting for the preferred stock dividend and the preferred stock discount accretion was $(1.55 million), or $(0.23) per diluted common share. This compares to net income to common shareholders of $819,000, or $0.12 per diluted common share for the quarter ended March 31, 2011 and net income to common shareholders of $543,000, or $0.08 per diluted common share for the quarter ended June 30, 2010.

Timberland earned $1.16 million for the first nine months of fiscal 2011 compared to a net loss of $(2.15 million) for the same period in the prior fiscal year. Net income available to shareholders for the first nine months of fiscal 2011 after the preferred stock dividend and discount accretion was $370,000, or $0.05 per diluted common share, compared to a loss of $(2.93 million), or $(0.44) per diluted common share, in the like period one year ago.

Fiscal Third Quarter 2011 Highlights (at or for the period ended June 30, 2011, compared to June 30, 2010, or March 31, 2011):

     * Capital levels remain very strong: Total Risk Based Capital of 16.60%; Tier 1 Leverage
     * Capital Ratio of 11.01%; Tangible Capital to Tangible Assets Ratio of 11.01%, all solidly above well capitalized levels;
     *  Net interest margin remained strong at 3.76%;
     * Year-to-date net income of $1.16 million compared to a net loss of $(2.15 million) for the same period one year ago;
     * Total delinquent loans (past due 30 days or more) and non-accrual loans decreased 15% to $45.0 million from $52.8 million at March 31, 2011;
     * Fiscal year to date net charge-offs decreased 59.5% compared to the same fiscal quarters in the prior year

"For the quarter ended June 30, 2011, Timberland provisioned $3.4 million to its allowance for loan losses. The majority of this amount was due to three appraisal updates involving the security for two lending relationships," said Michael R. Sand, President and CEO. "A provision of $2.15 million was established for a mini-storage facility. Of this amount, $704,000 represents an impairment that we expect to recover as occupancy increases." Timberland also recorded an expense of $137,000 for the quarter due to the valuation of its mortgage servicing rights portfolio. "We expect to recover $187,000 from future valuations of the mortgage servicing rights portfolio as rates rise," Sand also stated. "While the residual effects of the recession continue to impact business loan demand we are starting to see good lending opportunities in our market areas. We continue to market to strong borrowers with solid collateral and strong business enterprises and continued generating strong core operating revenues this quarter."

Capital Ratios and Asset Quality

Timberland Bancorp remains very well capitalized with a total risk-based capital ratio of 16.60%, a Tier 1 leverage capital ratio of 11.01% and a tangible capital to tangible assets ratio of 11.01% at June 30, 2011.

Timberland provisioned $3.40 million to its loan loss allowance during the quarter ended June 30, 2011. The provision was primarily the result of receiving updated appraisals reflecting decreased valuations for three properties involving two borrowing relationships. Net charge-offs, however, declined for the quarter by 48% to $3.41 million compared to $6.54 million for the comparable quarter one year prior. Non-accrual loans decreased to $21.5 million at June 30, 2011 from $23.7 million at March 31, 2011 and were comprised of 63 loans and 52 credit relationships. By category: 47% of non-accrual loans are secured by land and land development properties; 27% are secured by commercial properties; 11% are secured by residential properties; 11% are secured by residential construction projects; 3% are secured by commercial real estate

Timberland Q2 Earnings
July 26, 2011
Page 2


construction projects, and 1% of non-accrual loans are secured by consumer assets. The loan loss allowance of $11.8 million represented 2.21% of loans receivable and loans held for sale at June 30, 2011. Total delinquent loans (past due 30 days or more) and non-accrual loans declined 15% to $45.0 million at June 30, 2011 compared to $52.8 million at March 31, 2011. The non-performing assets ("NPAs") to total assets ratio was 5.53% at June 30, 2011 compared to 5.04% at March 31, 2011 and 5.28% at June 30, 2010.

Loans past due 90 days and still accruing increased to $4.9 million at June 30, 2011. One of the loans added to the category with a principal balance of $1.8 million was brought current shortly after quarter end and the commercial real estate collateral securing the loan is sold with an anticipated closing date in Timberland's fourth fiscal quarter. Management believes that three additional loans totaling $2.3 million retain a high probability of being brought current during the Bank's fourth fiscal quarter or shortly thereafter.

Other real estate owned ("OREO") and other repossessed assets decreased 15.1% to $11.0 million at June 30, 2011 from $13.0 million at June 30, 2010, and increased from $10.1 million at March 31, 2011. At June 30, 2011 the OREO portfolio consisted of 42 individual properties and four other repossessed assets. The properties consisted of two condominium projects totaling $3.6 million, 24 land parcels totaling $2.7 million, 11 single family homes totaling $2.4 million, three commercial real estate properties totaling $1.2 million and two land development projects totaling $1.0 million. During the quarter ended June 30, 2011 nine OREO properties totaling $1.1 million were sold for a net loss of $21,000.

Balance Sheet Management

Total assets decreased 1% to $735.0 million at June 30, 2011 from $743.9 million at March 31, 2011. The decrease in total assets was primarily the result of a $5.9 million decrease in net loans receivable and a $4.7 million decrease in cash and cash equivalents. Liquidity as measured by cash and cash equivalents, CDs held for investment and available for sale investments was 21.6% of total liabilities at June 30, 2011 compared to 22.0% at March 31, 2011 and 18.9% one year ago.

Primarily as a result of decreases in land loan and one-to-four family home loan balances, net loans receivable decreased 1% to $521.3 million at June 30, 2011 from $527.2 million at March 31, 2011. The Bank's land loan portfolio decreased 13% to $50.2 million at June 30, 2011 from $57.6 million at March 31, 2011. The well diversified land portfolio consists of 405 loans on a variety of land types including individual building lots, acreage, raw land and commercially zoned properties. The average loan balance for the entire land portfolio was approximately $124,000 at June 30, 2011.


LOAN PORTFOLIO
($ in thousands)    June 30, 2011      March 31, 2011       June 30, 2010
                   Amount   Percent    Amount   Percent    Amount   Percent
                 ---------  -------  ---------  -------  ---------  -------
Mortgage Loans:
  One-to four-
   family        $ 112,838       20% $ 115,193       21% $ 116,805       21%
  Multi-family      31,058        6     29,724        5     33,127        6
  Commercial       229,800       41    224,489       40    215,336       38
  Construction
   and land
   development      68,017       12     65,325       12     66,248       12
  Land              50,238        9     57,643       10     63,684       11
                 ---------  -------  ---------  -------  ---------  -------
    Total
     mortgage
     loans         491,951       88    492,374       88    495,200       88

Consumer Loans:
  Home equity
   and second
   mortgage         36,991        7     37,478        7     39,215        7
  Other              8,226        1      8,512        1      9,514        2
                 ---------  -------  ---------  -------  ---------  -------
    Total
     consumer
     loans          45,217        8     45,990        8     48,729        9

Commercial
 business loans     20,621        4     19,605        4     18,114        3
                 ---------  -------  ---------  -------  ---------  -------
Total loans        557,789      100%   557,969      100%   562,043      100%
                            =======             =======             =======
Less:
  Undisbursed
   portion of
   construction
   loans in
   process         (22,713)            (16,884)            (15,780)
  Deferred loan
   origination
   fees             (1,988)             (2,060)             (2,232)
  Allowance for
   loan losses     (11,790)            (11,798)            (10,900)
                 ---------           ---------           ---------
Total loans
 receivable, net $ 521,298           $ 527,227           $ 533,131
                 =========           =========           =========

Timberland Q2 Earnings
July 26, 2011
Page 3

"Construction loans represent a modest but important part of our loan portfolio," Sand noted. "We have observed declining multi-family vacancy rates and rising rents in our markets. In the third fiscal quarter we added $4.3 million in multi-family construction loans to our portfolio and increased our commercial real estate construction loans by funding loans to construct pre-leased medical office space."


CONSTRUCTION LOAN COMPOSITION
($ in thousands)    June 30, 2011      March 31, 2011       June 30, 2010
                           Percent             Percent             Percent
                           of Loan             of Loan             of Loan
                  Amount  Portfolio   Amount  Portfolio   Amount  Portfolio
                 -------- ---------  -------- ---------  -------- ---------
Custom and owner
 / builder       $ 28,128         5% $ 29,375         5% $ 29,080         5%
Speculative one-
 to four-family     3,028         1     3,013         1     5,071         1
Commercial real
 estate            26,081         4    24,863         4    20,363         4
Multi-family
 (including
 condominium)       8,254         1     3,905         1     4,014         1
Land development    2,526         1     4,169         1     7,720         1
                 -------- ---------  -------- ---------  -------- ---------
  Total
   construction
   loans         $ 68,017        12% $ 65,325        12% $ 66,248        12%
                 ======== =========  ======== =========  ======== =========

Timberland originated $35.7 million of loans during the quarter ended June 30, 2011 compared to $38.3 million for the preceding quarter and $36.5 million for the comparable quarter one year ago. Timberland continues to sell fixed rate one-to-four family mortgage loans into the secondary market for asset-liability management purposes and to generate non-interest income. During the quarter ended June 30, 2011, $8.2 million of one-to-four family fixed-rate mortgage loans were sold compared to $11.4 million for the preceding quarter and $12.1 million for the quarter ended one year ago.

Timberland's mortgage-backed securities ("MBS") and other investments decreased by $428,000 during the quarter to $12.0 million at June 30, 2011 from $12.4 million at March 31, 2011, primarily as a result of prepayments and scheduled amortization. During the quarter ended June 30, 2011, other-than-temporary-impairment ("OTTI") credit related write-downs and realized losses of $165,000 were recorded on the private label mortgage-backed securities that were acquired in the in-kind redemption from the AMF family of mutual funds in June 2008. At June 30, 2011 the Bank's remaining private label mortgage-backed securities portfolio had been reduced to $4.1 million from an original acquired balance of $15.3 million.


DEPOSIT BREAKDOWN
($ in thousands)
                      June 30, 2011      March 31, 2011     June 30, 2010
                      Amount  Percent    Amount  Percent    Amount  Percent
                    --------- -------  --------- -------  --------- -------
Non-interest
 bearing            $  57,735      10% $  58,957      10% $  52,018       9%
N.O.W. checking       158,725      27    159,410      27    154,753      27
Savings                77,391      13     75,004      12     66,134      12
Money market           56,151       9     59,306      10     54,506      10
Certificates of
 deposit under $100   146,037      25    148,978      25    148,864      26
Certificates of
 deposit $100 and
 over                  93,459      16     95,508      16     91,710      16
Certificates of
 deposit - brokered       - -     - -        - -     - -        - -     - -
                    --------- -------  --------- -------  --------- -------
  Total deposits    $ 589,498     100% $ 597,163     100% $ 567,985     100%
                    ========= =======  ========= =======  ========= =======

Total deposits decreased 1% to $589.5 million at June 30, 2011, from $597.2 million at March 31, 2011 primarily as a result of a $5.0 million decrease in CD account balances, a $3.2 million decrease in money market account balances, a $1.2 million decrease in non-interest bearing account balances and a $685,000 decrease in N.O.W. checking account balances. These decreases were partially offset by a $2.4 million increase in a savings account balances.

Total shareholders' equity decreased $1.25 million to $86.33 million at June 30, 2011, from $87.58 million at March 31, 2011. The decrease in equity was primarily a result of the net loss for the quarter. Timberland continues to remain very well capitalized with a total risk based capital ratio of 16.60% and a Tier 1 leverage capital of 11.01%. Book value per common share was $9.99 and tangible book value per common share was $9.13 at June 30, 2011.

Timberland Q2 Earnings
July 26, 2011
Page 4

Operating Results

Fiscal third quarter operating revenue (net interest income before provision for loan losses, plus non-interest income excluding OTTI charges and valuation allowances or recoveries on mortgage servicing rights ("MSRs")), increased to $8.48 million from $8.29 million for the preceding quarter and from $8.46 million for the comparable quarter one year ago. Operating revenue increased in the current quarter compared to the preceding quarter primarily due to an increase in service charges on deposits and ATM transaction fees. For the first nine months of fiscal 2011, operating revenue decreased slightly to $25.55 million from $25.60 million for the first nine months of fiscal 2010 primarily due to a decrease in net interest income.

Net interest income increased to $6.41 million for the quarter ended June 30, 2011, from $6.35 million for the immediately prior quarter and from $6.39 million for the comparable quarter one year ago. The net interest margin for the current quarter of 3.76% was relatively unchanged from the 3.78% margin reported for the preceding quarter and declined from the 3.85% margin reported for the comparable quarter one year ago. The net interest margin was reduced by approximately eight basis points for the quarter ended June 30, 2011 by the reversal of interest income on loans placed on non-accrual status during the quarter. For the first nine months of fiscal 2011, net interest income decreased 1% to $19.01 million from $19.23 million for the first nine months of fiscal 2010. Timberland's net interest margin for the first nine months of fiscal 2011 was 3.78% compared to 3.91% for the first nine months of fiscal 2010.

Timberland provisioned $3.40 million to its loan loss allowance for the quarter ended June 30, 2011, compared to $700,000 in the preceding quarter and $750,000 in the comparable quarter one year prior. For the first nine months of fiscal 2011, the provision for loan losses decreased 41.5% to $5.00 million compared to $8.55 million in the first nine months of fiscal 2010. Net charge-offs for the quarter ended June 30, 2011 decreased 47.9% to $3.41 million compared to $6.54 million for the quarter ended June 30, 2010. Net charge-offs were $651,000 for the quarter ended March 31, 2011. Fiscal year to date, net charge-offs decreased 59.5% to $4.79 million compared to $11.82 million for the first nine months of fiscal 2010.

Non-interest income decreased to $1.76 million for the quarter ended June 30, 2011, from $2.11 million for the preceding quarter and from $1.94 million for the comparable quarter one year ago. Non-interest income was reduced in the current quarter by a $165,000 OTTI credit related write-down on private label mortgage-backed securities and a $137,000 non-cash valuation allowance on the Bank's mortgage servicing rights ("MSRs") asset. The valuation allowance on the Bank's MSR asset was primarily a result of a decrease in mortgage interest rates at June 30, 2011 relative to March 31, 2011. The decrease in mortgage interest rates increased estimated mortgage prepayment speeds, shortened the estimated average life of loans comprising the MSR asset and reduced the fair value of the MSR asset. Year to date, non-interest income increased to $6.82 million from $4.34 million for the first nine months of fiscal 2010, primarily due to a $1.69 million reduction in the OTTI charges recorded and a $703,000 MSR valuation allowance recovery.

Total operating (non-interest) expenses increased 10% to $6.78 million for the third fiscal quarter from $6.18 million for the immediately prior quarter and 6% from $6.42 million for the comparable quarter one year ago. The increased expenses for the current quarter compared to the preceding quarter were primarily the result of recording a $490,000 increase in OREO related expenses and an increase in foreclosure and loan administration expenses, which were reflected in the other non-interest expense category. OREO related expenses were lower in the preceding quarter primarily because a $533,000 gain on sale of OREO properties was recorded which offset other OREO related expenses for the quarter ended March 31, 2011. Year to date, operating expenses increased 4% to $19.34 million from $18.61 million for the first nine months of fiscal 2010, primarily as a result of increased salary and employee benefits expense, increased foreclosure and loan administration expenses, and increased OREO related expenses. These increases were partially offset by a reduction in FDIC insurance expense and premises and equipment expense.

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank ("Bank"). The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 22 branches (including its main office in Hoquiam).

Timberland Q2 Earnings
July 26, 2011
Page 5

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and often include the words "believes," "expects," "anticipates," "estimates," "forecasts," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions or future or conditional verbs such as "may," "will," "should," "would" and "could." Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Federal Reserve and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our compliance with regulatory enforcement actions, including regulatory memoranda of understandings ("MOUs") to which we are subject; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, the interpretation of regulatory capital or other rules and any changes in the rules applicable to institutions participating in the TARP Capital Purchase Program; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management's beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements included in this report or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. We caution readers not to place undue reliance on any forward-looking statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2011 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company's operations and stock price performance.

Timberland Q2 Earnings
July 26, 2011
Page 6

TIMBERLAND BANCORP INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS            Three Months Ended
($ in thousands, except per share
 amounts)                                  June 30,   March 31,    June 30,
(unaudited)                                    2011        2011        2010
                                         ----------  ----------  ----------
Interest and dividend income
Loans receivable                         $    8,192  $    8,240  $    8,764
MBS and other investments                       141         162         239
Dividends from mutual funds                       8           8           9
Interest bearing deposits in banks               90          83          90
                                         ----------  ----------  ----------
  Total interest and dividend income          8,431       8,493       9,102
                                         ----------  ----------  ----------

Interest expense
Deposits                                      1,463       1,591       1,950
FHLB advances and other borrowings              556         550         761
                                         ----------  ----------  ----------
  Total interest expense                      2,019       2,141       2,711
                                         ----------  ----------  ----------
  Net interest income                         6,412       6,352       6,391

Provision for loan losses                     3,400         700         750
                                         ----------  ----------  ----------
  Net interest income after provision
   for loan losses                            3,012       5,652       5,641
                                         ----------  ----------  ----------

Non-interest income
OTTI and realized losses on MBS and
 other investments, net                        (165)        (37)       (152)
Service charges on deposits                     993         898       1,066
Gain on sale of loans, net                      247         266         238
Bank owned life insurance ("BOLI") net
 earnings                                       121         118         120
Servicing income on loans sold                    7          16          32
Valuation recovery (allowance) on
 mortgage servicing rights ("MSRs")            (137)        206          22
ATM transaction fees                            515         458         439
Other                                           180         183         176
                                         ----------  ----------  ----------
  Total non-interest income, net              1,761       2,108       1,941
                                         ----------  ----------  ----------

Non-interest expense
Salaries and employee benefits                3,150       3,115       3,117
Premises and equipment                          667         675         717
Advertising                                     235         201         235
OREO and other repossessed assets
 expense, net                                   496           6         373
ATM expenses                                    203         206         164
FDIC insurance                                  248         332         317
Insurance                                        56          89         154
Postage and courier                             139         146         130
Amortization of core deposit intangible
 ("CDI")                                         42          42          48
State and local taxes                           155         160         159
Professional fees                               190         196         193
Other                                         1,201       1,010         815
                                         ----------  ----------  ----------
  Total non-interest expense                  6,782       6,178       6,422
                                         ----------  ----------  ----------

Income (loss) before income taxes            (2,009)      1,582       1,160
Provision (benefit) for income taxes           (729)        499         356
                                         ----------  ----------  ----------
  Net income (loss)                      $   (1,280) $    1,083  $      804
                                         ----------  ----------  ----------

Preferred stock dividends                $     (208) $     (208) $     (208)
Preferred stock discount accretion              (57)        (56)        (53)
                                         ----------  ----------  ----------

Timberland Q2 Earnings
July 26, 2011
Page 7

Net income (loss) to common shareholders $   (1,545) $      819  $      543
                                         ==========  ==========  ==========

Net income (loss) per common share:
  Basic                                  $    (0.23) $     0.12  $     0.08
  Diluted                                $    (0.23) $     0.12  $     0.08
Weighted average common shares
 outstanding:
  Basic                                   6,745,250   6,745,250   6,715,410
  Diluted                                 6,745,250   6,745,250   6,715,410

Timberland Q2 Earnings
July 26, 2011
Page 8

TIMBERLAND BANCORP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS                    Nine Months Ended
($ in thousands, except per share)                     June 30,    June 30,
(unaudited)                                                2011        2010
                                                     ----------  ----------
Interest and dividend income
Loans receivable                                     $   24,966  $   26,661
Investments and mortgage-backed securities                  486         695
Dividends from mutual funds                                  23          27
Interest bearing deposits in banks                          260         218
                                                     ----------  ----------
  Total interest and dividend income                     25,735      27,601

Interest expense
Deposits                                                  4,805       5,986
FHLB advances and other borrowings                        1,835       2,387
                                                     ----------  ----------
  Total interest expense                                  6,640       8,373
                                                     ----------  ----------
  Net interest income                                    19,095      19,228

Provision for loan losses                                 5,000       8,545
                                                     ----------  ----------
  Net interest income after provision for loan
   losses                                                14,095      10,683
                                                     ----------  ----------

Non-interest income

OTTI and realized losses on MBS and other
 investments, net                                          (338)     (2,045)
Gain on sale of MBS and other investments                    79         - -
Service charges on deposits                               2,875       3,218
Gain on sale of loans, net                                1,214         987
BOLI net earnings                                           361         369
Servicing income (expense) on loans sold                    (13)         86
Valuation recovery on MSRs                                  703         - -
ATM transaction fees                                      1,384       1,187
Other                                                       555         538
                                                     ----------  ----------
  Total non-interest income, net                          6,820       4,340
                                                     ----------  ----------

Non-interest expense
Salaries and employee benefits                            9,393       9,019
Premises and equipment                                    2,036       2,120
Advertising                                                 604         626
OREO and other repossessed assets expense, net              930         767
ATM expenses                                                583         490
FDIC insurance                                              919       1,323
Insurance                                                   299         283
Postage and courier                                         400         400
Amortization of CDI                                         125         143
State and local taxes                                       475         453
Professional fees                                           567         561
Other                                                     3,005       2,427
                                                     ----------  ----------
  Total non-interest expense                             19,336      18,612
                                                     ----------  ----------

Income (loss) before income taxes                         1,579      (3,589)
Provision (benefit) for income taxes                        417      (1,439)
                                                     ----------  ----------
  Net income (loss)                                  $    1,162  $   (2,150)
                                                     ----------  ----------

Timberland Q2 Earnings
July 26, 2011
Page 9

Preferred stock dividends                            $     (624) $     (624)
Preferred stock discount accretion                         (168)       (156)
                                                     ----------  ----------
Net income (loss) to common shareholders             $      370  $   (2,930)
                                                     ==========  ==========

Net income (loss) per common share:
  Basic                                              $     0.05  $    (0.44)
  Diluted                                            $     0.05  $    (0.44)
Weighted average common shares outstanding:
  Basic                                               6,745,250   6,713,103
  Diluted                                             6,745,250   6,713,103

Timberland Q2 Earnings
July 26, 2011
Page 10

TIMBERLAND BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts)
 (unaudited)                                 June 30,  March 31,   June 30,
                                                 2011       2011       2010
                                            ---------  ---------  ---------
Assets
Cash and due from financial institutions    $  10,997  $  11,126  $  11,748
Interest-bearing deposits in other banks      103,306    107,871     83,507
                                            ---------  ---------  ---------
  Total cash and cash equivalents             114,303    118,997     95,255
                                            ---------  ---------  ---------

Certificate of deposits ("CDs") held for
 investment, at cost                           18,087     17,430     15,188
Mortgage-backed securities and other
 investments:
  Held to maturity, at amortized cost           4,283      4,497      5,604
  Available for sale, at fair value             7,679      7,893     11,578
FHLB stock                                      5,705      5,705      5,705

Loans receivable                              532,322    537,856    542,577
Loans held for sale                               766      1,169      1,454
Less: Allowance for loan losses               (11,790)   (11,798)   (10,900)
                                            ---------  ---------  ---------
  Net loans receivable                        521,298    527,227    533,131
                                            ---------  ---------  ---------

Premises and equipment, net                    16,981     17,106     17,529
OREO and other repossessed assets, net         10,996     10,140     12,957
BOLI                                           13,762     13,640     13,278
Accrued interest receivable                     2,527      2,674      2,709
Goodwill                                        5,650      5,650      5,650
Core deposit intangible                           439        481        612
Mortgage servicing rights, net                  2,463      2,702      2,683
Prepaid FDIC insurance assessment               2,335      2,653      3,569
Other assets                                    8,510      7,063      6,970
                                            ---------  ---------  ---------
  Total assets                              $ 735,018  $ 743,858  $ 732,418
                                            =========  =========  =========

Liabilities and shareholders' equity
Deposits: Non-interest-bearing demand       $  57,735  $  58,957  $  52,018
Deposits: Interest-bearing                    531,763    538,206    515,967
                                            ---------  ---------  ---------
  Total deposits                              589,498    597,163    567,985
                                            ---------  ---------  ---------

FHLB advances                                  55,000     55,000     75,000
Repurchase agreements                             598        595        713
Other liabilities and accrued expenses          3,588      3,519      3,041
                                            ---------  ---------  ---------
  Total liabilities                           648,684    656,277    646,739
                                            ---------  ---------  ---------

Shareholders' equity
Preferred stock, $.01 par value; 1,000,000
 shares authorized; 16,641 shares, Series
 A, issued and outstanding
Series A shares: $1,000 per share
 liquidation value                             15,932     15,875     15,710
Common stock, $.01 par value; 50,000,000
 shares authorized; 7,045,036 shares issued
 and outstanding                               10,463     10,410     10,373
Unearned shares- Employee Stock Ownership
 Plan                                          (2,049)    (2,115)    (2,313)
Retained earnings                              62,609     64,153     62,641
Accumulated other comprehensive loss             (621)      (742)      (732)
                                            ---------  ---------  ---------
  Total shareholders' equity                   86,334     87,581     85,679
                                            ---------  ---------  ---------
  Total liabilities and shareholders'
   equity                                   $ 735,018  $ 743,858  $ 732,418
                                            =========  =========  =========

Timberland Q2 Earnings
July 26, 2011
Page 11

KEY FINANCIAL RATIOS AND DATA
($ in thousands, except per share amounts) (unaudited)

                                                 Three Months Ended
                                         ---------------------------------
                                          June 30,    March 31,   June 30,
                                              2011         2011       2010
                                         ---------   ----------  ---------
PERFORMANCE RATIOS:
Return (loss) on average assets (a)          (0.69)%       0.59%      0.45%
Return (loss) on average equity (a)          (5.83)%       5.00%      3.78%
Net interest margin (a)                       3.76%        3.78%      3.85%
Efficiency ratio                             82.98%       73.03%     77.08%

                                                  Nine Months Ended
                                         ---------------------------------
                                          June 30,                June 30,
                                              2011                    2010
                                         ---------               ---------
Return (loss) on average assets (a)           0.21%                  (0.40)%
Return (loss) on average equity (a)           1.79%                  (3.31)%
Net interest margin (a)                       3.78%                   3.91%
Efficiency ratio                             74.61%                  78.97%

                                          June 30,    March 31,   June 30,
                                              2011         2011       2010
                                         ---------   ----------  ---------
ASSET QUALITY RATIOS:
Non-accrual loans                        $  21,545   $   23,675  $  21,031
Past due 90 days and still accruing          4,893          305      1,198
Non-performing investment securities         3,184        3,355      3,482
OREO and other repossessed assets           10,996       10,140     12,957
                                         ---------   ----------  ---------
Total non-performing assets (b)          $  40,618   $   37,475  $  38,668
                                         =========   ==========  =========

Non-performing assets to total assets
 (b)                                          5.53%        5.04%      5.28%
Net charge-offs during quarter           $   3,408   $      651  $   6,537
Allowance for loan losses to non-accrual
 loans                                          55%          50%        52%
Allowance for loan losses to loans
 receivable, net (c)                          2.21%        2.19%      2.00%
Troubled debt restructured loans on
 accrual status (d)                      $  20,783   $   22,447  $   8,895

CAPITAL RATIOS:
Tier 1 leverage capital                      11.01%       11.37%     11.15%
Tier 1 risk based capital                    15.34%       15.44%     14.70%
Total risk based capital                     16.60%       16.70%     15.96%
Tangible capital to tangible assets (e)      11.01%       11.04%     10.94%

BOOK VALUES:
Book value per common share              $    9.99   $    10.18  $    9.93
Tangible book value per common share (e) $    9.13   $     9.31  $    9.04

----------------------------------------
(a) Annualized
(b) Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets. Troubled debt restructured loans on accrual status are not included.
(c) Includes loans held for sale and is before the allowance for loan losses.
(d) Does not include troubled debt restructured loans totaling $4,956, $4,671 and $5,464 reported as non-accrual loans at June 30, 2011, March 31, 2011 and June 30, 2010, respectively.
(e) Calculation subtracts goodwill and core deposit intangible from the equity component and from assets.

Timberland Q2 Earnings
July 26, 2011
Page 12

AVERAGE BALANCE SHEETS:                     Three Months Ended
                                      -----------------------------
                                       June 30, March 31,  June 30,
                                           2011      2011      2010
                                      --------- --------- ---------
Average total loans                   $ 537,858 $ 536,453 $ 552,055
Average total interest-earning assets
 (a)                                    682,529   672,179   663,511
Average total assets                    743,207   731,019   721,001
Average total interest-bearing
 deposits                               535,873   530,192   508,185
Average FHLB advances and other
 borrowings                              55,509    55,486    75,859
Average shareholders' equity             87,797    86,678    85,101

                                             Nine Months Ended
                                      -----------------------------
                                       June 30,            June 30,
                                           2011                2010
                                      ---------           ---------
Average total loans                   $ 537,782           $ 558,586
Average total interest-earning assets
 (a)                                    672,772             655,847
Average total assets                    732,041             711,551
Average total interest-bearing
 deposits                               529,736             492,999
Average FHLB advances and other
 borrowings                              55,514              79,352
Average shareholders' equity             86,686              86,732

-------------------------------------
(a) Includes loans on non-accrual status